Exhibit 4.13

Loan Agreement

This Loan Agreement (“this Agreement”) was made and entered into by and between the two parties as below on 24 August, 2022.

Party A: Beijing Yunxiang Zhisheng Technology Co., Ltd. (hereinafter referred to as “Lender”), a limited liability company registered in Beijing Haidian District Bureau of Market Supervision and Administration (solely invested by the legal person from Taiwan, Hong Kong and Macao) in People’s Republic of China (“China”, for the purpose herein only, excluding Hong Kong Special Administration Region, Macao Special Administration Region and Taiwan Area), with the Unified Social Credit Code: 91110108MA002GUP74; and

Party B1: Qiu Weiqin, ID Card No.: ******************；

Party B2: Zou Tao, ID Card No.: ******************；

(respectively and collectively referred to as “Party B” or “Borrower”)

In this Agreement, Party A and Party B are respectively referred to as “one party” and collectively referred to as “the parties”.

Article 1Definition

1.1	Unless otherwise explained in the context, the following words shall have the same meaning as below in this Agreement:

“Loan” means that the capital provided by the Lender to the Borrowers, such as the loan in RMB stipulated in Article 2.1;

“Money” means the amount unpaid off by the Borrower under the Loan Agreement.

“Notice of Repayment” shall have the same meaning with the one stipulated in Article 4.1 herein;

“Application for Repayment” shall have the same meaning with the one stipulated in Article 4.2 herein;

1.2	The words mentioned in this Agreement shall be explained as below:

“Article” means the article in this Agreement, unless otherwise stipulated in this Agreement;

“Taxes and fees” shall include any taxes, fees, tariff and other charges in the same property (including but not limited to any fines or interests resulted from failing or delaying to pay such taxes and fees);

The “Borrower” and “Lender” shall include the successor and transferee appointed for their own benefit.

1.3

Unless otherwise stated, if any other agreements or documents are mentioned in this Agreement, it shall be considered as the modification, alternation, replacement or supplementary which have been made or may be made to this Agreement or such other agreement or documents from time to time as the case may be.

1.4	The headings herein are only for reference.
1.5	Unless otherwise required in the context, the singular includes the plural and vice versa.

Article 2Confirmation of Loan Amount

2.1

Party A and Party B acknowledge that Part A provides RMB Ten Million (RMB 10,000,000.00) to Party B as the capital, among which Part A provides RMB Eight Million (RMB 8,000,000.00) to Party B1 as the capital and RMB Two Million (RMB 2,000,000.00) to Party B2 as the capital.

2.2	Party A and Party B confirm that the Borrower shall, according to this Agreement, perform its obligation of repayment and other obligations hereunder for the Lender.

Article 3 Term and Interest of the Loan

3.1

Party A and Party B acknowledge that the term of loan hereunder is not fixed, which shall be valid from the date of the conclusion of this Agreement to the date of repayment by the Borrower as stipulated in Article 4.1 or 4.2.

3.2	The Lender confirms no interest is added to the loan.

Article 4 Repayment

4.1

The Lender shall serve the Notice of Repayment (hereinafter referred to as “Notice of Repayment”) to the Borrower fifteen (15) days in advance in its absolute discretion, requiring the Borrower to repay in part or whole. Subject to the laws of the PRC, the Borrower could transfer the equity of Kingsoft Cloud (Beijing) Information Technology Co., Ltd. (the “Company”) held to the Lender or any third party appointed by the Lender for repaying the loan; the proportion of the transferred equity in the Company’s equity held by the Borrower when transferring the equity shall be equal to the proportion of the required amount repaid in the amount borrowed hereunder. In the term or extended term of the loan, once the Borrower hereunder is not the shareholder of the Company anymore, the Borrower has to make repayment immediately as required by the Lender, but except that the Borrower is not the shareholder of the Company any more because the Lender requires the Borrower to transfer all equities of the Company held by the Borrower to the lender or any other third party appointed by the Lender according to the related agreement made between them.

4.2

The Borrower can serve the Application of Repayment (hereinafter referred to as “Application of Repayment”) to the Lender fifteen (15) days in advance at any time for repaying the loan in part or whole, and the Lender can decide whether to accept the repayment in its absolute discretion. Subject to the laws of the PRC, the Borrower could transfer the equity of the Company held to the Lender or any third party appointed by the Lender for repaying the loan; the proportion of the transferred equity in the Company’s equity held by the Borrower when transferring the equity shall be equal to the proportion of the required amount repaid in the amount borrowed hereunder.

4.3

When the Borrower make repayment according to Article 4 above, both parties shall complete the matters related to the equity transfer stipulated in Article 4.1 and 4.2 for guaranteeing the Lender or the third party appointed by the Lender accepts the corresponding equity legally and completely according to Article 4.1 or 4.2 while making sure that the loan is paid off. Meanwhile, it shall ensure that no pledge or burden in any form has been imposed on such equity except for the Equity Pledge Contract and Exclusive Purchase Rights Contract otherwise concluded by both parties.

Article 5 Taxes

All taxes related to the loan shall be borne by the Lender.

Article 6 Confidentiality

6.1

Notwithstanding the termination of this Agreement, the Borrower shall keep the following information confidential: (i) the conclusion, performance and content of this Agreement, (ii) the trade secrets, proprietary information, clients’ information and other confidential information related to the Lender (collectively, the “Confidential Information”) known or obtained due to the conclusion and performance of this Agreement. The Borrower may only use such confidential information for the purpose of performing its obligations hereunder. Without the prior permission of the Lender, the Borrower shall not disclose the above-mentioned confidential information to any third party; otherwise, it shall take the responsibilities for the violation and make compensation for the losses therefrom.

6.2

Upon the termination of this Agreement, the Borrower shall return or destroy all documents, materials or software including the confidential information or dispose them in other way, while stopping applying such information.

Article 7 Notification

7.1

All notices and other communications hereunder shall be served by hand, prepaid registered mail, commercial courier, facsimile or e-mail to the contact address of such party. A confirmation letter shall be also served together with each notification. Such notifications shall be considered to be served effectively on the following date:

7.1.1	A notice shall be deemed to have been validly served on the day of delivery or rejection at the address designated, if it is sent by hand, courier or prepaid registered mail.
7.1.2	A notice shall be deemed to have been validly served on the day of successful delivery if it is sent by fax (confirm upon the transferred information automatically).
7.1.3

A notice shall be deemed to have been validly served on the day of successful delivery if it is sent by E-mail and no hint indicates that the E-mail is returned or not delivered in twenty-four (24) hours.

7.2	Either party shall have the right to inform other Party of changing the E-mail address to receive such notifications as set forth in Article 7 herein.

Article 8 Liability for Violation of this Agreement

The Borrower undertakes to indemnify the Lender against any actions, claims, costs, damages, expenses, liabilities, losses and proceedings suffered or incurred by the Lender as a result of any breach of the obligations hereunder by the Borrower.

Article 9 Applicable Law and Dispute Solution

9.1	The conclusion, invalidation, interpretation, performance, modification and termination of this Agreement and the dispute solution hereunder shall be governed by the laws of the PRC.
9.2

Any dispute due to the interpretation and performance of this Agreement shall be settled by all parties hereto through amicable negotiation in the first time. If the dispute fails to be settled within thirty (30) days after either party has given written notice to the other requesting to settle through amicable negotiation, either Party may file a dispute to China International Economic and Trade Arbitration Commission for arbitration based on the rule of arbitration in force then.The seat of arbitration shall be in Beijing. The arbitration award shall be final and binding on both parties. The party filing the arbitration and the responding party shall appoint one arbitrator respectively, while the third arbitrator shall be appointed by the China International Economic and Trade Arbitration Commission.

9.3

In case of any dispute resulted from the interpretation and performance of this Agreement or any dispute in arbitration, both parties hereto shall continue to perform their own rights and obligations hereunder except the matters in dispute.

9.4

Both parties hereby acknowledge and guarantee that, subject to the laws of the PRC, the arbitrator shall be entitled to make appropriate rulings and provide legal relief for Party A based on the actual situations, including but not limited to imposing restrictions on the business operation of the Company, limiting and handling with the equity or the Company’s assets held by Party B (including land assets) (including but not limited to taking it as a compensation), prohibiting transferring or disposal or taking related relief measures, and making liquidation to the Company. Such judgment shall be executed by both parties.

9.5

Subject to the laws of the PRC, as the measures of property preservation or execution, a court having jurisdiction shall, at the request of all parties, issue and/or execute the arbitration award and temporary injunctive relief or other temporary remedies or measures before the establishment of the arbitration tribunal or under other circumstances permitted by laws for supporting the arbitration, including but not limited to detaining or freezing the judgment or ruling on the property or equity of the Company. Such rights of one party to the dispute and the judgment or ruling made by the court in this regard shall not affect the validity of the arbitration articles agreed upon by both parties.

9.6	Upon the validation of the arbitration award, either party shall be entitled to apply to the court having jurisdiction for enforcing such award.
9.7

Both parties agree that: The courts in China, Hong Kong SAR, Cayman Islands or others having jurisdiction (including the court in the place of incorporation of the proposed/existing listed company affiliated to Party A, the court in the place of incorporation of the Company, or the court in the place where the Company or Party A’s principal assets are located shall be deemed to have jurisdiction) shall have jurisdiction for the purpose herein.

Article 10 Transfer

10.1	Without the prior written consent of the Lender, the Borrower shall not transfer its right and/or obligation hereunder to any third party.
10.2	The Borrower agrees that the Lender can transfer its duties and/or obligations hereunder to any third party by giving a prior written notice to the Borrower, without the consent of the Lender.
10.3

This Agreement shall be binding on the legal transferee (for the avoidance of doubts, the legal transferee of Party B shall include the person accepting the shareholder’s right of Party B and becoming the legally registered shareholder of the Company, but excluding the person who becomes the shareholder of the Company due to the exercising of the Equity Purchase Right under the Exclusive Purchase Rights Contract otherwise signed between the two parties by Party A or any third party appointed by it) or the successor of both parties. Party B guarantees to Party A that it has made all proper arrangements and signed all necessary documents to ensure that in the case of its death, incapacity, bankruptcy, divorce or other circumstances that may affect the exercise of this Agreement, its successors, guardians, creditors, spouse and other persons who may acquire equity or related rights of the Company as a result cannot affect or interfere the performance of this Agreement.

Article 11 Severability

If one or more articles herein are or become illegal, invalid or unenforceable in any term according to the laws or regulations, it shall not affect the legality, validity or enforceability of any other provisions herein, which continue to be valid and effective. All parties shall, through the negotiation in good faith, try to replace such illegal, invalid or unenforceable provisions with effective ones to the maximum extent that the parties expect according to laws; and the economic benefit produced by such effective provision shall be similar to such illegal, invalid or unenforceable provisions.

Article 12 Modification and Supplement

This Agreement shall be modified and supplemented in writing. The modifications and supplements to this Agreement signed by both parties shall be an integral part of this Agreement, having the same legal effect with the original one.

Article 13 Miscellaneous

13.1

This Agreement shall come into effect from the date of being signed and/or stamped by all parties. Unless otherwise specified in laws, in no case, Party B shall have the right to terminate or cancel this Agreement unilaterally.

13.2

Except for the amendments, supplements or modifications to this Agreement in writing after the execution of this Agreement, this Agreement shall constitute an entire and solely agreement between the two parties on the subject matter hereof and, upon execution, replaces all negotiation, statement, contracts, understandings and communications previously reached on the subject matter of this Agreement by both parties, orally or in writing.

13.3

If the Stock Exchange of Hong Kong Limited (“SEHK”) or other regulatory authorities suggest to modify this Agreement, or if any changes happen to the listing rules or related requirements of the SEHK related to this Contract, the parties shall revise this Contract accordingly.

13.4

The reference to any laws and regulations (“Law”) in this Agreement shall be deemed to include the reference to the modifications, alterations, supplements and re-enactments to such laws, without considering whether such variations are made before or after this Agreement, and this is also applied for the reference to other decisions, notices and regulations formulated based on the stipulation of this Agreement or become effective accordingly.

13.5	The provisions in Article 6, 7, 8, 9 and 13.5 shall remain in force after the termination of this Agreement.
13.6

Any rights, powers and remedies to each party under any provisions of this Agreement shall not affect other rights, powers or remedies to other party according to other articles herein and the laws, while the execution of such rights, powers and remedies by either party shall not impact the execution of other rights, powers and remedies by such Party.

13.7

The failure or delay by a party to exercise any rights, powers and remedies it may have hereunder or laws (“Rights of the party”) shall not be deemed as a waiver of such rights, and no waiver of any individual or partial rights of the party shall affect the exercise of such party's rights in other way and the exercise of other Rights of other parties.

Article 14 Language and Duplicate

This Agreement shall be signed in Chinese and in multiple copies, each of which has the same legal effect with the original one. In terms of the validity of this agreement, the copies or scanned copies of the signature pages sent both parties via fax or E-mail shall be deemed as the original, and have the same legal effect with the original one.

——Signature Page——

[There is no text on this page which is the signature page of Loan Agreement]

Party A:

Beijing Yunxiang Zhisheng Technology Co., Ltd.

Company seal: /s/ Beijing Yunxiang Zhisheng Technology Co., Ltd.

Signature:	/s/ Wang Yulin
Name:	Wang Yulin
Title:	Legal Representative

[There is no text on this page which is the signature page of Loan Agreement]

Party B1:

Qiu Weiqin

Signature:/s/ Qiu Weiqing

[There is no text on this page which is the signature page of Loan Agreement]

Party B2:

Zou Tao

Signature: /s/ Zou Tao